                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                              ----------------------

                                   SCHEDULE 13G
                                  (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                               PURSUANT TO 13d-2(b)
                             (AMENDMENT NO. _____)(1)



                                CORIXA CORPORATION
-------------------------------------------------------------------------------
                                 (NAME OF ISSUER)


                                   COMMON STOCK
-------------------------------------------------------------------------------
                          (TITLE OF CLASS OF SECURITIES)


                                    00021887F1
-------------------------------------------------------------------------------
                                  (CUSIP NUMBER)





----------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

 CUSIP NO. 00021887F1                 13G                    Page 2 of 21 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII") (94-3201863)

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA LIMITED PARTNERSHIP

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                                                   2,364,293
      OWNED BY
      REPORTING       7    SOLE DISPOSITIVE POWER
       PERSON                                                         -0-
        WITH
                      8    SHARED DISPOSITIVE POWER
                                                                   2,364,293

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   2,364,293

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       20.1%

  12   TYPE OF REPORTING PERSON*
                                                                         PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 00021887F1                 13G                    Page 3 of 21 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            KPCB VII ASSOCIATES, L.P., A CALIFORNIA
            LIMITED PARTNERSHIP ("KPCB VII ASSOCIATES") 94-3203783

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA LIMITED PARTNERSHIP

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                2,364,293 SHARES DIRECTLY HELD BY KPCB VII.
      OWNED BY                  KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF
      REPORTING                 KPCB VII.
       PERSON
        WITH          7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                           2,364,293 SHARES DIRECTLY HELD BY KPCB VII.
                                KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   2,364,293

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       20.1%

  12   TYPE OF REPORTING PERSON*
                                                                         PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 00021887F1                 13G                    Page 4 of 21 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            BROOK H. BYERS

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                  2,426,966 SHARES OF WHICH 2,364,293 SHARES ARE
      REPORTING                 DIRECTLY HELD BY KPCB VII AND 62,673 SHARES ARE
       PERSON                   DIRECTLY HELD BY KLEINER PERKINS CAUFIELD &
        WITH                    BYERS VI, L.P., A CALIFORNIA LIMITED
                                PARTNERSHIP ("KPCB VI").  KPCB VII ASSOCIATES
                                IS THE GENERAL PARTNER OF KPCB VII.  KPCB VI
                                ASSOCIATES, L.P., A CALIFORNIA LIMITED
                                PARTNERSHIP ("KPCB VI ASSOCIATES") IS THE
                                GENERAL PARTNER OF KPCB VI.  MR. BYERS IS A
                                GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB
                                VI ASSOCIATES.  MR. BYERS DISCLAIMS BENEFICIAL
                                OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB
                                VII AND KPCB VI.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                2,426,966 SHARES OF WHICH 2,364,293 SHARES ARE DIRECTLY HELD BY KPCB VII AND 62,673 SHARES ARE DIRECTLY HELD BY KPCB VI. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. KPCB VI ASSOCIATES IS THE GENERAL PARTNER OF KPCB VI. MR. BYERS IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB VI ASSOCIATES. MR. BYERS DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB VI.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   2,426,966

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       20.6%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 00021887F1                 13G                    Page 5 of 21 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            KEVIN R. COMPTON

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                2,364,293 SHARES ARE DIRECTLY HELD BY KPCB VII.
      OWNED BY                  KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF
     REPORTING                  KPCB VII.  MR. COMPTON IS A GENERAL PARTNER OF
       PERSON                   KPCB VII ASSOCIATES.  MR. COMPTON DISCLAIMS
        WITH                    BENEFICIAL OWNERSHIP OF THE SHARES HELD
                                DIRECTLY BY KPCB VII.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                2,364,293 SHARES ARE DIRECTLY HELD BY KPCB VII. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. MR. COMPTON IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. COMPTON DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   2,364,293

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       20.1%

  12   TYPE OF REPORTING PERSON*
                                                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 00021887F1                 13G                    Page 6 of 21 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            L. JOHN DOERR

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                2,426,966 SHARES OF WHICH 2,364,293 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB VII AND 62,673 SHARES ARE
     REPORTING                  DIRECTLY HELD BY KPCB VI.  KPCB VII ASSOCIATES
       PERSON                   IS THE GENERAL PARTNER OF KPCB VII.  KPCB VI
        WITH                    ASSOCIATES IS THE GENERAL PARTNER OF KPCB VI.
                                MR. DOERR IS A GENERAL PARTNER OF KPCB VII
                                ASSOCIATES AND KPCB VI ASSOCIATES.  MR. DOERR
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB VI.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                2,426,966 SHARES OF WHICH 2,364,293 SHARES ARE DIRECTLY HELD BY KPCB VII AND 62,673 SHARES ARE DIRECTLY HELD BY KPCB VI. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. KPCB VI ASSOCIATES IS THE GENERAL PARTNER OF KPCB VI. MR. DOERR IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB VI ASSOCIATES. MR. DOERR DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB VI.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   2,426,966

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       20.6%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 00021887F1                 13G                    Page 7 of 21 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            WILLIAM R. HEARST III

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /     (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                2,364,293 SHARES ARE DIRECTLY HELD BY KPCB VII.
      OWNED BY                  KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF
     REPORTING                  KPCB VII.  MR. HEARST IS A GENERAL PARTNER OF
      PERSON                    KPCB VII ASSOCIATES.  MR. HEARST DISCLAIMS
        WITH                    BENEFICIAL OWNERSHIP OF THE SHARES HELD
                                DIRECTLY BY KPCB VII.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                2,364,293 SHARES ARE DIRECTLY HELD BY KPCB VII. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. MR. HEARST IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. HEARST DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   2,364,293

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       20.1%

  12   TYPE OF REPORTING PERSON*
                                                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 00021887F1                 13G                    Page 8 of 21 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            VINOD KHOSLA

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                2,426,966 SHARES OF WHICH 2,364,293 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB VII AND 62,673 SHARES ARE
      REPORTING                 DIRECTLY HELD BY KPCB VI.  KPCB VII ASSOCIATES
       PERSON                   IS THE GENERAL PARTNER OF KPCB VII.  KPCB VI
        WITH                    ASSOCIATES IS THE GENERAL PARTNER OF KPCB VI.
                                MR. KHOSLA IS A GENERAL PARTNER OF KPCB VII
                                ASSOCIATES AND KPCB VI ASSOCIATES.  MR. KHOSLA
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB VI.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                2,426,966 SHARES OF WHICH 2,364,293 SHARES ARE DIRECTLY HELD BY KPCB VII AND 62,673 SHARES ARE DIRECTLY HELD BY KPCB VI. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. KPCB VI ASSOCIATES IS THE GENERAL PARTNER OF KPCB VI. MR. KHOSLA IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB VI ASSOCIATES. MR. KHOSLA DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB VI.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   2,426,966

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       20.6%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 00021887F1                 13G                    Page 9 of 21 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            JOSEPH LACOB

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                            2,916
         OF                (INCLUDING OPTIONS EXERCISABLE WITHIN 60 DAYS FOR
       SHARES              2,916 SHARES)
    BENEFICIALLY
      OWNED BY        6    SHARED VOTING POWER
      REPORTING                 2,426,966 SHARES OF WHICH 2,364,293 SHARES ARE
       PERSON                   DIRECTLY HELD BY KPCB VII AND 62,673 SHARES ARE
        WITH                    DIRECTLY HELD BY KPCB VI.  KPCB VII ASSOCIATES
                                IS THE GENERAL PARTNER OF KPCB VII.  KPCB VI
                                ASSOCIATES IS THE GENERAL PARTNER OF KPCB VI.
                                MR. LACOB IS A GENERAL PARTNER OF KPCB VII
                                ASSOCIATES AND KPCB VI ASSOCIATES.  MR. LACOB
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB VI.

                      7    SOLE DISPOSITIVE POWER
                                                                          2,916
                           (INCLUDING OPTIONS EXERCISABLE WITHIN 60 DAYS FOR
                           2,916 SHARES)

                      8    SHARED DISPOSITIVE POWER
                                2,426,966 SHARES OF WHICH 2,364,293 SHARES ARE DIRECTLY HELD BY KPCB VII AND 62,673 SHARES ARE DIRECTLY HELD BY KPCB VI. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. KPCB VI ASSOCIATES IS THE GENERAL PARTNER OF KPCB VI. MR. LACOB IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB VI ASSOCIATES. MR. LACOB DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB VI.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   2,429,882

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       20.6%

  12   TYPE OF REPORTING PERSON*
                                                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 00021887F1                 13G                   Page 10 of 21 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            BERNARD LACROUTE

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                2,426,966 SHARES OF WHICH 2,364,293 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB VII AND 62,673 SHARES ARE
      REPORTING                 DIRECTLY HELD BY KPCB VI.  KPCB VII ASSOCIATES
       PERSON                   IS THE GENERAL PARTNER OF KPCB VII.  KPCB VI
        WITH                    ASSOCIATES IS THE GENERAL PARTNER OF KPCB VI.
                                MR. LACROUTE IS A GENERAL PARTNER OF KPCB VII
                                ASSOCIATES AND KPCB VI ASSOCIATES.  MR.
                                LACROUTE DISCLAIMS BENEFICIAL OWNERSHIP OF THE
                                SHARES HELD DIRECTLY BY KPCB VII AND KPCB VI.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                2,426,966 SHARES OF WHICH 2,364,293 SHARES ARE DIRECTLY HELD BY KPCB VII AND 62,673 SHARES ARE DIRECTLY HELD BY KPCB VI. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. KPCB VI ASSOCIATES IS THE GENERAL PARTNER OF KPCB VI. MR. LACROUTE IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB VI ASSOCIATES. MR. LACROUTE DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB VI.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   2,426,966

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       20.6%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 00021887F1                 13G                    Page 11 of 21 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            JAMES LALLY

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
     BENEFICIALLY               2,426,966 SHARES OF WHICH 2,364,293 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB VII AND 62,673 SHARES ARE
      REPORTING                 DIRECTLY HELD BY KPCB VI.  KPCB VII ASSOCIATES
       PERSON                   IS THE GENERAL PARTNER OF KPCB VII.  KPCB VI
        WITH                    ASSOCIATES IS THE GENERAL PARTNER OF KPCB VI.
                                MR. LALLY IS A GENERAL PARTNER OF KPCB VII
                                ASSOCIATES AND KPCB VI ASSOCIATES.  MR. LALLY
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB VI.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                2,426,966 SHARES OF WHICH 2,364,293 SHARES ARE DIRECTLY HELD BY KPCB VII AND 62,673 SHARES ARE DIRECTLY HELD BY KPCB VI. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. KPCB VI ASSOCIATES IS THE GENERAL PARTNER OF KPCB VI. MR. LALLY IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB VI ASSOCIATES. MR. LALLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB VI.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   2,426,966

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       20.6%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 00021887F1                 13G                    Page 12 of 21 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            DOUGLAS J. MACKENZIE

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY               2,364,293 SHARES ARE DIRECTLY HELD BY KPCB VII.
      OWNED BY                 KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF
      REPORTING                KPCB VII.  MR. MACKENZIE IS A GENERAL PARTNER
       PERSON                  OF KPCB VII ASSOCIATES.  MR. MACKENZIE
       WITH                    DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                               HELD DIRECTLY BY KPCB VII.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                2,364,293 SHARES ARE DIRECTLY HELD BY KPCB VII. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. MR. MACKENZIE IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. MACKENZIE DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   2,364,293

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       20.1%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 00021887F1                 13G                   Page 13 of 21 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            E. FLOYD KVAMME

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                2,426,966 SHARES OF WHICH 2,364,293 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB VII AND 62,673 SHARES ARE
      REPORTING                 DIRECTLY HELD BY KPCB VI.  KPCB VII ASSOCIATES
       PERSON                   IS THE GENERAL PARTNER OF KPCB VII.  KPCB VI
        WITH                    ASSOCIATES IS THE GENERAL PARTNER OF KPCB VI.
                                MR. KVAMME IS A GENERAL PARTNER OF KPCB VII
                                ASSOCIATES AND KPCB VI ASSOCIATES.  MR. KVAMME
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB VI.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                2,426,966 SHARES OF WHICH 2,364,293 SHARES ARE DIRECTLY HELD BY KPCB VII AND 62,673 SHARES ARE DIRECTLY HELD BY KPCB VI. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. KPCB VI ASSOCIATES IS THE GENERAL PARTNER OF KPCB VI. MR. KVAMME IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB VI ASSOCIATES. MR. KVAMME DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB VI.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   2,426,966

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       20.6%

  12   TYPE OF REPORTING PERSON*
                                                                         IN



                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 14 of 21 Pages


ITEM 1(a)          NAME OF ISSUER:

                   Corixa Corporation


ITEM 1(b)          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                   1124 Columbia Street, Suite 200
                   Seattle, WA 98104


ITEM 2(a)-(c)      NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                   This statement is being filed by KPCB VII Associates, L.P., a California limited partnership ("KPCB VII Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VII Associates are set forth on Exhibit
                   B hereto. In addition, certain general partners of KPCB VII Associates are also general partners of KPCB VI Associates, L.P., a California limited partnership.

                   KPCB VII Associates is general partner to Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership ("KPCB VII"). KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"). With respect to KPCB VII Associates, this statement relates only to KPCB VII Associates and, for those general partners of KPCB VII Associates who are also general partners of KPCB VI Associates, KPCB VII Associates' indirect, beneficial ownership of the shares of Common Stock of Cardima, Inc. held directly by KPCB VII and KPCB VI (the "Shares") and, with respect to the general partners of KPCB VII Associates, to the extent applicable, to the shares over which each general partner exercises sole voting and dispositive control. The Shares are held directly by KPCB VII and KPCB VI, and KPCB VII Associates and KPCB VI Associates do not directly or otherwise hold any Shares. Management of the business affairs of KPCB VII Associates and KPCB VI, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VII Associates and KPCB VI Associates listed on Exhibit B hereto, each general partner of whom disclaims beneficial ownership of the Shares.

                                                            Page 15 of 21 Pages

ITEM 2(d)          TITLE OF CLASS OF SECURITIES:

                   Common Stock


ITEM 2(e)          CUSIP NUMBER:

                   00021887F1


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                   Not Applicable


ITEM 4.            OWNERSHIP.

                   See items 5-11 to cover pages hereto.


ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                   Not Applicable


ITEM 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON.

                   Under certain circumstances set forth in the limited partnership agreements of KPCB VII, KPCB VII Associates, KPCB VI and KPCB VI Associates the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Cardima, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                   Not Applicable


ITEM 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                   Not Applicable

                                                            Page 16 of 21 Pages


ITEM 9.            NOTICE OF DISSOLUTION OF GROUP.

                   Not Applicable


ITEM 10.           CERTIFICATION.

                   Not Applicable

                                                            Page 17 of 21 Pages


                                      SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 10, 1998

BROOK H. BYERS                         KPCB VII ASSOCIATES, L.P., A CALIFORNIA
KEVIN R. COMPTON                       LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA                           By: /s/ Kevin R. Compton
E. FLOYD KVAMME                            --------------------------
JOSEPH S. LACOB                            A General Partner
BERNARD J. LACROUTE
JAMES P. LALLY                         KLEINER PERKINS CAUFIELD &
DOUGLAS P. MACKENZIE                   BYERS VII, L.P., A CALIFORNIA
                                       LIMITED PARTNERSHIP
By:  /s/ Michael S. Curry
     --------------------------        By KPCB VII Associates, L.P.,
     Michael S. Curry                  a California limited
     Attorney-in-Fact                  partnership, its General
                                       Partner


                                       By:  /s/ Kevin R. Compton
                                            --------------------------
                                            A General Partner

                                                            Page 18 of 21 Pages



                                    EXHIBIT INDEX

                                                            Found on
                                                          Sequentially
Exhibit                                                  Numbered Page
-------                                                  -------------

Exhibit A:  Agreement of Joint Filing                         19

Exhibit B:  List of General Partners of KPCB VII Associates   20


                                                            Page 19 of 21 Pages




                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING


          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 10, 1998, containing the information required by Schedule 13G, for the Shares of Corixa Corporation, held by Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.


Date:  February 10, 1998

BROOK H. BYERS                        KLEINER PERKINS CAUFIELD &
KEVIN R. COMPTON                      BYERS VII, L.P., A CALIFORNIA
L. JOHN DOERR                         LIMITED PARTNERSHIP
WILLIAM R. HEARST III
VINOD KHOSLA                          By KPCB VII Associates, L.P.,
JOSEPH S. LACOB                       a California limited partnership,
BERNARD J. LACROUTE                   its General Partner
JAMES P. LALLY
DOUGLAS P. MACKENZIE                  By: /s/ Kevin R. Compton
E. FLOYD KVAMME                           ------------------------------
                                          A General Partner


By:  /s/ Michael S. Curry
     -------------------------------
     Michael S. Curry
     Attorney-in-Fact


KPCB VII ASSOCIATES, A CALIFORNIA
LIMITED PARTNERSHIP



By:  /s/ Kevin R. Compton
     -------------------------------
     A General Partner

                                                            Page 20 of 21 Pages



                                      EXHIBIT B

                                 GENERAL PARTNERS OF
                KPCB VII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP


          Set forth below, with respect to each general partner of KPCB VII Associates, is the following: (a) name; (b) business address; and (c) citizenship.


1.   (a)  Alexander E. Barkas
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

2.   (a)  Brook H. Byers*
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

3.   (a)  Kevin R. Compton
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

4.   (a)  L. John Doerr*
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

5.   (a)  William R. Hearst III
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

                                                            Page 21 of 21 Pages


6.   (a)  Vinod Khosla*
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

7.   (a)  E. Floyd Kvamme*
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

8.   (a)  Joseph S. Lacob*
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

9.   (a)  Bernard J. Lacroute*
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

10.  (a)  James P. Lally*
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

11.  (a)  Douglas P. MacKenzie
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen



-----------------

* Listed individual is also a general partner of KPCB VI Associates, L.P., a California limited partnership.